                                                                    EXHIBIT 10.2

                           [COMERICA BANK LETTERHEAD]

October 18, 2000



Mr. W. T. ZurSchmiede, Jr.
Chairman & Chief Executive Officer
Federal Screw Works
20229 Nine Mile Road
St. Clair Shores, MI 48080-1775

Dear Mr. ZurSchmiede,

Per your request dated September 11, 2000 and pursuant to Section 2.13 of the Revolving Credit and Term Loan Agreement between Federal Screw Works and Comerica Bank, the Bank has approved the one year extension for the Revolving Credit Facility and Term Loan option. The new maturity dates for the facilities are October 31, 2003 and October 31, 2005, respectively. Additionally, Section 8.12 of the agreement has been amended to increase the per annum capital expenditures limit to $16,000,000.

Please feel free to contact me if you have any questions.

Best Regards,


/s/ Robert M. Ramirez
Robert M. Ramirez

cc: Wade Plaskey